Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

TDW - Q4 2012 Tidewater Inc. Earnings Conference Call

EVENT DATE/TIME: MAY 21, 2012 / 03:00PM GMT

OVERVIEW:

TDW reported 4Q12 fully diluted EPS of $0.66. FY12 fully diluted EPS was

$1.70.

C O R P O R A T E  P A R T I C I P A N T S

Joseph Bennett TidewaterInc - EVP, Chief IR Officer

Dean Taylor TidewaterInc - Chairman, President and CEO

Quinn Fanning TidewaterInc - EVP and CFO

Jeff Platt TidewaterInc - COO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Jim Crandell Dahlman Rose &Co. - Analyst

Veny Aleksandrov PritchardCapital - Analyst

Greg Lewis CreditSuisse - Analyst

Joseph Gibney Capital One Southcoast, Inc. - Analyst

Jon Donnell Howard Weil Incorporated - Analyst

Al Rivera IndividualInvestors - Analyst

Todd Scholl Clarkson Capital Markets - Analyst

P R E S E N T A T I O N

Operator

Good morning. My name is Ashley, and I’ll be your conference operator today. At this time, I would like to welcome everyone to the 2012 fourth-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). Thank you.

Mr. Bennett, you may begin your conference.

Joseph Bennett - TidewaterInc - EVP, Chief IR Officer

Thank you, Ashley. Good morning, everyone, and welcome to Tidewater’s fiscal 2012 full-year and fourth-quarter earnings results conference call, for the period ended March 31, 2012. I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on the call are our Chairman, President and CEO, Dean Taylor; Jeff Platt, our Chief Operating Officer; Quinn Fanning, Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary.

We’ll follow our usual conference call format. After the formalities, I’ll turn the call over to Dean for his initial comments, to be followed by Quinn’s review of the financial details for the quarter. Dean will then provide some wrap-up comments, before we open the call for questions. During today’s conference call, Dean, Quinn, I, and other Tidewater management may make certain comments that are Forward-looking statements, and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the Forward-looking statements may be found in the risk factors section of Tidewater’s most recent Form 10-K.

With that, I’ll turn the call over to Dean.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Thank you, Joe, and good morning everyone. Earlier this morning, we reported fully diluted earnings per share for our fourth fiscal quarter of $0.66, which compared to an adjusted $0.51 a year ago. For all of fiscal 2012, our fully diluted earnings per share were $1.70, which if adjusted for our goodwill impairment charge in the second fiscal quarter, when we elected to reorganize our business into four geographic regions, would have been $2.13, down from the adjusted $2.40 per share for fiscal 2011.

This year’s annual report has the theme, the tide is turning, reflecting our belief that the industry cycle has turned, and that Tidewater is both prepared for this upturn and continues to actively invest in order to capitalize on the business opportunities we see emerging on the horizon. Our last two quarterly results confirm our belief about slowly improving industry conditions. If you look at the past fiscal year by halves, we averaged revenues of about $250 million per quarter in the first half, compared to about $280 million per quarter in the second. Our consolidated vessel revenues were $288 million in the fourth quarter, up 14% from the year-ago quarter, and are setting the stage for further improvement this fiscal year. Our financial results for the fourth quarter reflected revenues coming in at the upper end of our guidance on the last conference call, while operating expenses were at the low end. Both trends are positive, and reflect improving industry fundamentals, along with continued diligence in managing our business. A part of that diligence is our attention to safety. Although our last quarter’s safety performance was marred by one lost time accident, Tidewater’s safety record for the full year was the second-best in the Company’s history, with the total recordable incident rate of 0.14 for 200,000 man hours worked. I thank all of our employees worldwide for their diligence in operating our fleet safely.

I’m sure that most participants on this call are focused on what I have to say about two topics, the situation in Angola, and what to expect following my retirement from active management. I’ll comment on the second topic later in the call. But with regards to Angola and our ongoing negotiations with Sonangol, our joint venture partner, there isn’t much new to report. We continued discussions with Sonangol relating to our joint venture agreement. As we have advised, we can no longer extend vessel contracts or enter into new ones in Angola, as matters stand. The net effect of that to date has not been significant, as we have been able for the most part to take advantage of an improving demand in the worldwide market to place vessels that otherwise were slated for work in Angola. We’re also exploring opportunities to move vessels from Angola to other markets as existing contracts come to an end.

I emphasize that we move vessels from market to market all of the time, it is part of what we do, given our broad geographic infrastructure. Though we are hopeful that a new joint venture agreement can be reached that will meet the objectives of Sonangol, while ensuring that the interest of Tidewater shareholders are protected, we must take precautions in case that we do not. We do not intend to negotiate via press releases or conference calls. We understand our obligations to update our shareholders on material changes and information we have reported previously, and that we will fulfill. On the other hand, our shareholders’ interests are best served by protecting the confidentiality of those negotiations. I’ll remind you that, to date, the net effects of our inability to extend contracts or enter into new contracts in Angola have not been material. We do not presently envision material near-term negative effects of that same inability to extend or enter into new contracts.

The worldwide market for our services is improving. It is our desire to craft an agreement with Sonangol that makes sense for both parties. If we can’t make that happen, we are prepared to move vessels from the Angolan market if contracts end and cannot be renewed. Our current fleet of vessels in Angola is not overly weighted in any specific type of work, or class of vessel. In fact, our vessels in Angola are comprised of all classes of vessels —deepwater, shallow and mid-water OSVs and crew boats, and offshore tugs. As is the case with the worldwide Tidewater fleet, the vessels in Angola are primarily new vessels, and we do have several US flag vessels currently operating there.

In the worst case, there would be costs associated with redeploying vessels, and those costs could be material. And there would be a further opportunity cost of lost revenue, the magnitude of which would depend upon the timing of and number of vessels that would come off contract. But again, those vessels would be moving to an improving worldwide market. It is our desire to avoid such a situation. Until we reach a definitive agreement with Sonangol, or the parties decide that such an agreement is an unreachable goal, there isn’t much more we can say about the situation. I remain hopeful, but I can’t offer a timetable at this point. Let me turn the call over to Quinn to discuss our financial results for the fourth quarter and the full year. Quinn?

Quinn Fanning - TidewaterInc - EVP and CFO

Thank you, Dean. Good morning, everyone. First I’ll call your attention to the earnings press release, which we put out this morning prior to the markets opening. I’ll also note that we expect to file our annual report on Form 10-K through the EDGAR filing service sometime before the close of business today. Turning to financial results, as of the 3 and 12 months periods ending March 31, 2012, as usual, I will provide a recap of the quarter and year just completed, offer a few perspectives on what’s driving financial results, and then provide our near- to intermediate-term outlook. I’ll conclude my remarks with a review of capital commitments and available liquidity.

As Dean noted in his introductory remarks, we reported diluted earnings per common share of $0.66 for the March quarter, versus diluted earnings per common share of $0.67 for the December quarter. For fiscal 2012, diluted EPS was $1.70, as compared to $2.05 for fiscal 2011. To assist your period-to-period comparisons, recall that the December quarter of fiscal 2012 included a $0.16 per share benefit associated with the reversal of liability that had been previously established for uncertain tax positions. Also, recall that in the second quarter of fiscal 2012, we recorded a $0.43 per share goodwill impairment charge, in connection with the change in our segment reporting. Fiscal 2012, and most significantly, the second quarter of fiscal 2012, was also negatively impacted by startup delays in our MENA and Asia-Pacific regions, the total effect of which exceeded $0.20 per share.

Fiscal 2011 had a number of unusual items, including charges totaling $10.7 million, or $0.20 per share, related to our separate settlements with the U.S. Department of Justice and the Federal Government of Nigeria in connection with our previously-disclosed internal investigation. Accounting for these unusual items, adjusted year-over-year comparisons would indicate a modestly positive trend. Quarter-over-quarter results, however, indicate a solid financial progression, reflecting the combined effects of significant investment to renew and upgrade the Tidewater fleet, and what we hope are the early innings of a cyclical upturn.

As Dean noted, vessel revenue for the March quarter was a bit over $288 million, versus $270 million for the December quarter. I’ll highlight what I think are the key drivers for the top line’s quarterly progression.

First, just as the December quarter comparatively benefited from the startup of contracts in Saudi Arabia and Australia, the March quarter’s vessel revenue reflects a plus $7 million benefit from a full quarter’s contribution from the Tidewater vessels that were supporting these delayed projects.

Second, March vessel revenue also reflects about $9 million of incremental revenue from five new vessels that were added to the fleet in the March quarter and 11 new vessels that were added in the December quarter.

Third, the revenue effects of foreign exchange movements was positive to the extent of about $2.5 million, as commodity-leveraged currencies generally appreciated relative to the U.S. dollar in the March quarter, though that trend seems to be reversing itself in recent weeks.

Offsetting these three items was an increase in lost revenues due to vessels in dry dock of about $1 million, about $2 million of lost revenue from the stacking and/or sale of revenue-producing vessels and about $3 million in the way of a negative effect for the 91-day quarter.

The un-reconciled approximate $5 million remainder of the approximate $18 million quarter-over-quarter improvement in vessel revenue reflects day rate and/or utilization movements within the vessel fleet that was active in both the December and March quarters. The primary trend here was higher average day rates in the deepwater PSV class of vessels.

Operating expenses for the March quarter were about $169 million, as compared to about $156 million in the December quarter. Notably, crew costs trended up a bit, largely due to vessel deliveries. Looking ahead, we would expect some pressure on wages if the global vessel market continues to improve. That said, cost control will remain a management priority, so as to ensure that operating margins benefit from what appears to be a positive trend in day rates. Repair and maintenance expense was flat quarter-over-quarter, but benefited from the deferral of a couple of dry docks, the expense for which will now fall into the June quarter. Supplies and fuel expense also increased with new vessel deliveries, as there is a cost associated with provisioning new vessels and then mobilizing such vessels to their first jobs. Our safety program also continues to allow us to largely hold the line on insurance and loss costs. As a result of our typical year-end refinement of actuarial estimates, insurance and loss costs were down about $1 million quarter-over-quarter.

Finally, the effect of foreign exchange movements was to increase operating expenses by about $1.5 million. Combining the FX impact in vessel revenue and vessel operating costs, the FX impact on vessel level margins was about $1 million to the good.

Vessel level operating margins for the March quarter was about $120 million, or about 41.5% of vessel revenue. This is off a bit from the December quarter, but consistent with an improving trend relative to the first half of fiscal 2012.

Looking at the geographic spread of vessel revenue and vessel margin for the March quarter, the Americas, Asia-Pacific, MENA and Sub-Saharan African/Europe regions respectively contributed 27%, 17%, 11%, and 45% of vessel revenues. The four regions respectively contributed about 29%, 16%, 8%, and 47% of vessel operating profit, implying that vessel margins were highest in the Americas segment, and lowest in the MENA region.

G&A for the March quarter, at about $41 million, was generally consistent with guidance, but G&A expense included insurance benefit of about $1 million, so $42 million to $43 million of quarterly G&A would be a more reasonable go-forward expectation, with one further caveat that I’ll highlight in a moment.

Gains on dispositions, net, at about $4 million, was up a bit from the December quarter, but was more consistent with our historical run rate for net gains.

Finally, our effective tax rate for fiscal 2012 was a bit over 21%. Adjusting for discrete items, our effective operating tax rate was about 24.5%, which for the time being is about where we would guide you for fiscal 2012.

In regards to our overall fleet count, day rate, and utilization trends, our active fleet averaged 265 vessels in the March quarter, which is up 5 vessels quarter-over-quarter. Active average new vessels were up 8 vessels quarter-over-quarter, to 213 vessels. Average active older vessels were down 3 vessels quarter-over-quarter to 52 vessels.

At March 31, the average age of 214 active new vessels was 5.7 years, and the average age of 49 active older vessels was 27.5 years. Overall, the average age of the 263 vessels that were active at the end of the March quarter was 9.7 years. At March 31, the average net book value of the active new and active older vessels was about $12 million, and about $1 million respectively.

As to relative financial contribution, 88% of the March quarter’s vessel revenue and 92% of the March quarter’s vessel-level operating margin was generated by vessels added to the Tidewater fleet since we began our fleet renewal and expansion program in the year 2000.

At March 31, the stack fleet totaled 67 vessels, and was down 12 vessels quarter-over-quarter, reflecting five vessels going to stack in the March quarter and 17 vessel dispositions from the previously stacked fleet, of which, 10 were sold to third parties and 7 were scrapped. We also sold one vessel out of the active fleet, so a total of 18 vessels were disposed of in the March quarter. Net book value for these remaining stacked vessels is about $35 million, or an average of about $520,000 per vessel.

Overall day rates, at $14,140 a day, were up about 6% quarter-over-quarter. Reported utilization for the fleet, which includes the drag associated with stacked vessels was off about 0.8 percentage points to 65.4%. Utilization for the active fleet, i.e., excluding stacked vessels, was 84.4% for the March quarter, and basically unchanged quarter-over-quarter.

Deepwater day rates were up about 8%, or about $1,769 a day, to $24,465 a day. Utilization was up 0.7 percentage points quarter-over-quarter, to about 85%. Excluding a couple of stacked vessels, utilization was at about 90%.

For the non-deepwater towing supply and supply class, average day rates at $12,651 a day were up modestly quarter-over-quarter, and reported utilization was up 0.8 percentage points quarter-over-quarter to about 55%. Excluding stacked vessels, utilization in the March quarter for the towing supply and supply class was in the low 80s.

As you look at the split between the new vessels and the older more traditional vessels, new vessels continue to perform very well, exhibiting consistently strong utilization and improving day rates and operating margins. In particular, average day rates on an average of 213 new vessels that were active in the March quarter were up $829, to $15,658 per day. Average day rates on an average of 52 older vessels that were active in the March quarter were pretty flat, at a bit over $8,000 a day.

Turning to our outlook, improving industry fundamentals and new vessel deliveries will likely continue to be the key drivers of near- to intermediate-term financial results. Day rates are stable or improving across both asset classes and geographies to which we are leveraged. Consistent with the report provided in our last earnings call, supply/demand dynamics in the deepwater PSV class of equipment is the most conducive to significant rate increases as contracts roll over.

Somewhat tempering our positive fundamental outlook, our expectation is that operating expenses will likely reflect additional repair and maintenance expense related to dry docks that were deferred in the March quarter. Lost revenue related to vessels in dry dock is also expected to increase at least a couple of million dollars quarter-over-quarter. Similarly, the expected delivery of five new vessels in the June quarter will also contribute to higher crew costs and supplies and fuel expense. Additional mobilizations planned within the already active fleet will likewise contribute to higher fuel expense and lost revenue.

As was the case in the March quarter, at present we only expect to stack a handful of vessels in the June quarter, so we don’t expect stacking activity to be material to results for the June quarter.

Within this context, we expect that Tidewater’s quarter-over-quarter revenue progression will likely be positive for the June quarter, and as of today, internal estimates peg June quarter’s vessel revenue somewhere between $285 million, and $295 million.

Based on what we know today, OpEx for the June quarter should fall within the range of $172 million to $177 million. Based on these vessel revenue and OpEx ranges, vessel operating margin for the June quarter should be plus or minus 40%. While these are respectable margins, current market and revenue trends should support margin expansion as the fiscal year plays out. This assumes status quo in regards to Sonatide.

As I mentioned earlier, a reasonable estimate for general and administrative expenses for the June quarter is $42 million to $43 million. This would likewise be a reasonable G&A estimate for the remaining quarters of fiscal 2013, other than the December quarter, in which we expect to take a charge related to Dean’s retirement. In particular, pension accounting requires that we recognize a settlement loss related to lump sum payment elections made pursuant to the terms or a supplemental executive retirement plan. This one time settlement accounting charge is currently estimated at $4.4 million. Our estimate will be trued up in the December quarter and the charge will be recognized as additional G&A.

Finally, as noted earlier, our effective estimated tax rate — excuse me, our estimated effective tax rate for fiscal 2013, excluding discrete items, is about 24%. As always, the geographic mix of pretax earnings and margin trends can cause the tax rate to be volatile on a quarter-to-quarter basis.

Turning to the balance sheet, capital commitments and available liquidity, cash flow from operations for the fiscal year was about $222 million, versus approximately $264 million in the same period of fiscal 2011.

CapEx and proceeds from asset dispositions for the fiscal year 2012 were approximately $357 million, and approximately $42 million respectively.

As previously disclosed, we acquired 739,000 Tidewater shares during the December quarter, at an average price of $47.37, for total consideration of about $35 million. While no shares were purchased during the March quarter, during the period from April 1, 2012 through May 15, 2012, we repurchased an additional 435,300 shares at an average price of $49.28 per share, for total consideration of a bit over $20 million, leaving about $145 million of unused capacity under our Board’s buyback authorization through June 30 of this year.

As noted in a Press Release last week, the Tidewater Board also authorized a new repurchase authority of $200 million effective July 1, 2012, through June 30, 2013.

As to capital commitments, in the March quarter, we committed to the construction of four deepwater PSVs for about $115 million. This amount excludes six option vessels. In total, unfunded vessel commitments at March 31st approximated $359 million, including 22 vessel construction projects and 3 vessel purchase commitments. Subsequent to the end of the March quarter, we committed to build an additional four deepwater PSVs for about $118 million, which again excludes six optioned vessels.

Looking forward, CapEx in the June quarter is expected to be about $80 million, based on March 31, 2012 commitments. Our plan is to continue evaluate share buybacks alongside further investments in individual vessels, fleets of vessels and corporate acquisitions. If we can find the right vessels at the right price, making further investments in our business remains our bias. That said, in the context of relatively modest CapEx, our positive fundamental outlook, our strong financial profile, and a lower share price, we have tried to maintain some balance in our approach to capital deployment.

In that regard, total debt at March 31 was $950 million, and cash at 3/31 was about $321 million. As a result, net debt at quarter end was about $629 million, and net debt to net book capital at 3/31 was about 20%. Debt maturities in fiscal 2013 with limited to $60 million of notes that will mature in July.

Total liquidity at 3/31, including availability under committed bank facilities was approximately $750 million, so we continue to have plenty of dry powder available to us if attractive investment opportunities become available.

With that, I’ll turn the call back over to Dean.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Thank you, Quinn. As I said at the outset of the call, we believe the tide is turning for the offshore vessel industry and for Tidewater in particular. As mariners, we know tides go through stages when they turn. First there is an ebb tide, followed by a slack tide and eventually a flood tide. In our view, we’re at slack tide, waiting for the flood tide, much like the global economy and the energy business.

Despite the political chaos in Europe and the sluggish economic recovery in the United States, global oil demand continues to rise. The only question seems to be the pace at which energy demand globally will grow. That demand is putting a floor under global oil and gas prices, with the supply gluts in North America being a function of aggressive production growth, coupled with the warm winter and infrastructure issues. Over time, those gluts will disappear, and North American energy prices will rebound. Our clients continue to demonstrate a desire to expand their resource reserves and to increase their production. As a result, they continue spending on exploration and development at a healthy pace. Their commitment to reserve and production growth is being reflected in the future growth of the offshore drilling rig fleet and as a corollary, the need for additional support vessels.

At the present time, there are 190 offshore drilling rigs either under construction or on order. 91 are floating rigs and 99 are jack-up or other type drilling rigs. Combined with the new offshore drilling rigs delivered the past two years, the industry will grow by well over 200 rigs this decade. This decade will trail only the 1970s for fleet growth and the 60-plus year history of the global offshore drilling industry. Tidewater has played an important role throughout the history of the offshore drilling industry and it will play a significant role in its future growth. The growing offshore worldwide rig fleet with its increased focus on deepwater drilling means the vessel industry must add to its fleet, and must add larger vessels with greater capabilities.

As Quinn pointed out, Tidewater continues to invest in these larger, more capable vessels as we prepare to meet our clients’ future needs. Our strong financial footing and significant liquidity position allows us to grow through these new investments. But importantly, we expect the investments to generate solid returns for our shareholders. As our present and past investments begin to generate those significant returns, we will be prepared to return excess capital to our shareholders in the most efficient manner. The key ingredient in achieving these goals is management. As you know, last month I announced my plan to retire from active management at Tidewater after a 34-year career that allowed me to experience life in a number of countries including Brazil, Italy, Mexico, Venezuela, Angola and Dubai.

Over the years, I’ve been fortunate to have worked with many terrific leaders and wonderful individuals, both within Tidewater and the offshore industry. I’ve also had the opportunity to meet and get to know many analysts and investors, who have challenged me and helped make me a better manager, and in turn, Tidewater a better Company. In that regard, I’m pleased that during my term as Tidewater’s CEO we successfully renewed the earnings power of the Company’s fleet while maintaining our financial discipline, solid balance sheet, and producing positive returns for our shareholders. The management team at Tidewater is probably the strongest the Company has ever had, and for whatever part I’ve played in its development, I am proud. Equally important, I am extremely confident in the management team I leave in charge of the day-to-day operation of the Company. I firmly believe that the best days for Tidewater lie ahead.

Jeff Platt will succeed me as President and CEO, and Jeff Gorski, a relative newcomer to the Tidewater team, but an experienced service industry hand, will become Chief Operating Officer. Jeff Platt and I have worked side-by-side for 15 years, so I know his capabilities and believe he will be a great leader for our Company. Shareholders permitting, I will remain non-Executive Chairman of the Board through 2013, and will be available to offer whatever counsel and advise the two Jeffs may need, but I doubt they will require much help. For shareholders, you should expect a smooth management transition. Many of you analysts already know Jeff Platt, and those of you who don’t will be seeing much more of him in the near future. Some of you may know Jeff Gorski from his career with Schlumberger, while others may need to get to know him. In the case of both individuals, along with Joe Bennett and Quinn Fanning, I’m confident that Tidewater’s relations with the investment community and our shareholders will continue to be forthright, direct and timely.

As this is my last earnings call, I want to thank everyone at Tidewater, from our shareholders and the members of the Board of Directors, to our management teams and seamen on our vessels around the world, for the opportunity and privilege to have led one of the great offshore service companies for these past 10 years. I wish everyone our Creator’s blessings.

With that, Ashley, we are now ready to take questions.

Q U E S T I O N    A N D   A N S W E R

Operator

(Operator Instructions) Our first question comes from the line of Jim Crandell with Dahlman Rose.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Hello Jim.

Jim Crandell - Dahlman Rose &Co. - Analyst

Hello Dean. Congratulations on your retirement. We will all miss you.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Like a bad rash, I think.

Jim Crandell - Dahlman Rose &Co. - Analyst

Not at all. You’ve done a wonderful job over the last decade. Dean, a couple questions about Angola first. Can you disclose how many vessels you’ve moved out of Angola, and is Sonangol finding other companies to work under conditions that you’ve rejected?

Dean Taylor - TidewaterInc - Chairman, President and CEO

Jim, I’m not trying to be evasive, but for the sanctity of the negotiations and our relationship with Sonangol, I’d prefer to just let our statements stand as we made them. If we start parsing details, we’re going to get into trouble, and I’d just as soon avoid that if I can.

Jim Crandell - Dahlman Rose &Co. - Analyst

I’ll go on to my second topic. Dean, as I recall, after you reported the last quarter you were seeing instances of deepwater PSVs signing rates up into the mid-30s. Have those become more prevalent now, and do you think that’s the new standard for deepwater PSV rates?

Jeff Platt - TidewaterInc - COO

Jim, this is Jeff Platt. Again, as contracts are rolling over, and when you say deepwater PSVs, understand that there are segments within the deepwater PSVs as well. Not to get too detailed, but certainly, Jim, the market continues to, I think, move in a positive direction, so what we said in the previous quarter, where we’re seeing some of those rates being achieved. We haven’t seen any pullback in the market, so I think it’s a fair statement to say that, that is becoming certainly the new standard on certain classes of the deepwater PSVs.

Jim Crandell - Dahlman Rose &Co. - Analyst

As deepwater PSVs, Jeff, strengthen, how would you expect the trajectory of the deepwater anchor handlers to compare to the trajectory of the growth in the deepwater PSVs?

Jeff Platt - TidewaterInc - COO

Well, Jim you know again, I don’t think the two are linked. When you look at the number of new rigs and the rig types that are coming to market, it’s the DP rigs. So what we’re seeing is that the new DP rigs that are going onto the projects are requiring the PSVs. With respect to the anchor handlers, again, I think we have stated in the past that our outlook for that market segment is not nearly as bullish. And certainly, we don’t have the position in that that we do in the PSVs. So quite honestly, I would not expect to see anything close to the trajectory that you’re seeing, or have seen in the deepwater PSVs.

Jim Crandell - Dahlman Rose &Co. - Analyst

Okay. One final question. I think one of the more important factors behind the outlook for the standard supply towing supply vessels was Saudi Arabia. Have there been any further contracts let out of Saudi Arabia since the first contract, when I believe you put nine vessels to work, if my memory serves me correct?

Jeff Platt - TidewaterInc - COO

Jim, there’s currently a tender that’s under way the evaluation by Saudi. That was submitted some time ago. Saudi is in the middle of both their technical evaluation and the commercial evaluation, so that will be coming out, expectations may be within the next 30 days or so, when you look at the time it takes Saudi to evaluate that. That was for a stated 22 vessels and there had been some industry scuttlebutt that that number may go up. But really, since the direct Saudi contracts, that’s the next big event within Saudi.

Jim Crandell - Dahlman Rose &Co. - Analyst

And hasn’t there, Jeff, even been scuttlebutt of an additional contract beyond that?

Jeff Platt - TidewaterInc - COO

Jim, there’s all kinds of discussions. Certainly, the number of rigs I think somewhere the expectation is five additional jack-ups. Additionally, Saudi is stepping out into the Red Sea. So, there’s talk of certainly some deepwater work for Saudi. That’s all incremental and good, but again, I think you know the rumors as well as we do.

Jim Crandell - Dahlman Rose &Co. - Analyst

Okay. Thank you, Jeff and Dean, congratulations again.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Thanks, Jim.

Operator

Your next question comes from the line of Veny Aleksandrov with Pritchard Capital.

Veny Aleksandrov - PritchardCapital - Analyst

Good morning, Dean, Quinn, Joe.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Good morning.

Veny Aleksandrov - PritchardCapital - Analyst

My first question is on the revenue side. In the Americas on the deepwater, you’ve had revenues go down sequentially this quarter as opposed to Asia-Pacific and Africa region where revenues were sequentially up. Was there anything quarter-specific?

Quinn Fanning - TidewaterInc - EVP and CFO

I wouldn’t say there was anything specific to the region in terms of trends that are different than what we’re seeing elsewhere around the world. What you are seeing, however, is idiosyncratic ebbs and flows, if you will, to revenue related to dry dock time. Also our really continuous repositioning of vessels within segments and among the segments. I would say that the trends we’re seeing - the positive trends we’re seeing - particularly in the deepwater vessels is consistent around the world. The other thing, picking up on Jim’s earlier question, is that the direction of movement and the pace of the improvement in the deepwater PSVs is certainly better than what we’re seeing in the deepwater anchor handlers. Our handful, if you will, of deepwater anchor handlers are gainfully employed at decent rates, just not moving up at the same pace that we’re seeing in the deepwater PSVs.

Veny Aleksandrov - PritchardCapital - Analyst

Thank you, and then about wage inflation, apparently there is wage inflation both domestically and internationally, but do you see more pressure domestically than internationally? Can you give us a little bit more details?

Jeff Platt - TidewaterInc - COO

Certainly the number of mariners, the pool of mariners domestically has not grown nearly as big as the number of more complex US-flagged PSVs. So there is some localized pressure here more than on a worldwide basis. Some of that’s a function of the market contraction and people leaving the market. So, it is a challenge for the industry domestically. But, overall as the industry rebounds, we’ve been through these cycles before and one of the attributes of a growing market is the fact that the labor issue is one that the industry has to confront. We’ve done it before. And we’re confident that we’ll do so in the future.

Veny Aleksandrov - PritchardCapital - Analyst

Thank you, and Dean, congratulations on your retirement.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Thank you, Veny.

Operator

Your next question comes from the line of Greg Lewis with Credit Suisse.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Hello Greg.

Greg Lewis - CreditSuisse - Analyst

Yes, Hi. Thank you, and good morning. Dean, first, congratulations and best of luck. Quinn, in your prepared remarks you mentioned that we’re in a cyclical upturn in the industry. When we think about that, and we think about the demand for boats in the secondhand market increasing, should we think about Tidewater increasing the number of boats that they’re selling over the next sort of few quarters into that sort of cyclical upturn?

Quinn Fanning - TidewaterInc - EVP and CFO

I think we’ve had reasonably good success, quite frankly, through the trough of the cycle in selling our older vessels. Remember, Greg, that a very significant portion of that equipment is being sold outside of the oil and gas industry. It’s going to shrimping, fishing, tourism industries, West African security markets, Caribbean cargo trade, you name it. We have also scrapped a handful of vessels, seven in the last quarter. But we don’t really see the trends in the oil and gas business, which we believe to be positive, as really what’s driving our vessel dispositions. And quite frankly, the customers are looking for the newer equipment within the oil and gas industry and that’s really what we’re focused on. So our disposition activity is really focused on other industries.

Greg Lewis - CreditSuisse - Analyst

Okay. So in thinking about operating and maintaining the active segment of the fleet, we really should think about sort of Tidewater holding on to the majority of the I guess core assets and maybe selling off - continue to sell off its non-core assets sort of over the next one, two years. Is it sort of going to just be business as usual, is that the right way to think about it?

Quinn Fanning - TidewaterInc - EVP and CFO

Our hope is that we’ll maintain that pace of 10 to 15 vessels a quarter. I think we’re coming up on five years, I think, that we’ve sold over 40 vessels per annum. Yes, we will focus on the core fleet, which is the 215 plus or minus new vessels, and what’s now less than 50 vessels in the way of older tonnage. There’s going to be a handful of those that will continue to work within our fleet for some time. And our stacking activity has moderated quite significantly recently. What we do have in the way of older vessels has a similar contract profile as the rest of the equipment.

Greg Lewis - CreditSuisse - Analyst

Okay. Perfect. One follow-up.In thinking about the new building fleet - (technical difficulty).

Joseph Bennett - TidewaterInc - EVP, Chief IR Officer

Ashley, did we lose Greg?

Operator

Greg, your line is open. (Operator Instructions)

Dean Taylor - TidewaterInc - Chairman, President and CEO

I think he may have been on a cell phone, Ashley, and he must have been cut off.

Operator

His line has dropped.

Joseph Bennett - TidewaterInc - EVP, Chief IR Officer

Why don’t we move on and maybe he’ll circle back on again.

Operator

Your next question comes from the line of Joe Gibney with Capital One.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Hi Joe.

Joseph Gibney - Capital One Southcoast, Inc. - Analyst

Thanks. Good morning. Just Quinn, one question for you, just trying to calibrate a little bit on fiscal first quarter revenue guidance, the $285 million to $295 million, you referenced some deferred dry docks moving into the quarter, just trying to understand the lost revenue impact of some of these dry docks in 1Q? I think you referenced 4Q it was $1 million in lost revenue. I was just curious what the 1Q figure is embedded in that guidance.

Quinn Fanning - TidewaterInc - EVP and CFO

I think my comment was that it’s at least going to be a couple of million dollars, and what we tried to do in way of bridging quarter-over-quarter revenue is highlight what is the delta in lost revenue on activity. We have vessels in dry dock every quarter, and again, our expectation next quarter is that the lost revenue associated with dry docks will be at least a couple of million dollars higher than what we have this quarter.

Joseph Gibney - Capital One Southcoast, Inc. - Analyst

Okay. Perfect. Thank you. Just wanted to echo the congratulations to you, Dean, really enjoyed working with you and wish you all the best.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Thank you, Joe.

Operator

Your next question comes from the line of John Donnell with Howard Weil.

Jon Donnell - Howard Weil Incorporated - Analyst

Good morning, guys.

Dean Taylor - TidewaterInc - Chairman, President and CEO

How are you?

Jon Donnell - Howard Weil Incorporated - Analyst

I’m doing well. Dean, just wanted to thank you for your contributions here over the years, and best of luck going forward. As we think about the demand for these deepwater PSVs improving here, what kind of pressures are you seeing, if any, in terms of pricing on new build vessels out of the shipyards for that class? Are there maybe more opportunities for you to be purchasing existing boats out of the shipyards, as opposed to going on with a new incremental new build yourself?

Dean Taylor - TidewaterInc - Chairman, President and CEO

Well, it depends on whether you’re speaking of domestic vessels or international vessels.

Jon Donnell - Howard Weil Incorporated - Analyst

Okay.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Some pressure on domestic pricing, but not significant pressure. There has not been significant pressure at all, very slight pressure on international pricing for deepwater PSVs, which indicates that the order book for the deepwater PSVs is winding down and shipyards are becoming relatively hungry in the international marketplace. Domestically it’s not quite the same, but there has been some pricing pressure in the domestic markets. Jeff, you want to say something?

Jeff Platt - TidewaterInc - COO

Jon, the only thing I want to say, when Dean says that, I think he’s referring to the new construction internationally. Really, new equipment on the secondhand market, because the market is buoyant, the valuation of that by the current owners is reflective of their expectation is that the market continues to move up.

Dean Taylor - TidewaterInc - Chairman, President and CEO

I was referring to shipyards, Jon.

Jon Donnell - Howard Weil Incorporated - Analyst

Sure. Okay. That makes sense. Then could you maybe talk just generally a little bit about the opportunities that you all see in East Africa? That’s clearly getting a lot more focus here on the deepwater side of the business. Just wondering as you look to the vessel side here, maybe what opportunities you’ve had to be moving vessels into that market? How maybe the day rates would compare with some of the other alternatives that you have out there right now as well.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Jon, there was a glaring omission in my last statement about shipyard. I forgot to mention Brazil, where pricing is out of sight.

Jon Donnell - Howard Weil Incorporated - Analyst

Okay.

Dean Taylor - TidewaterInc - Chairman, President and CEO

So you’d have to temper my remarks on international shipyard new building pricing with the situation in Brazil where shipyard construction costs are out of sight.

Jon Donnell - Howard Weil Incorporated - Analyst

Right. Okay. That makes sense. And then -?

Jeff Platt - TidewaterInc - COO

The market in east Africa is one that we’ve grown with. That’s a significant growth area for us, greenfield activity. Certainly several of the operators, at least one have made some major announcements of commercial discovery, so the whole industry looks to that as a great opportunity, greenfield growth. I think the rates over there, again, it’s more remote. There’s certainly security challenges there. And it is certainly at the leading edge, or would be at the leading edge of the day rates, as required by the service required remote locations.

Jon Donnell - Howard Weil Incorporated - Analyst

Okay. Great. That’s very helpful. Thanks a lot for the time, guys. Appreciate it.

Dean Taylor - TidewaterInc-Chairman, President and CEO

Thank you, John.

Operator

Your next question comes from the line of Al Rivera with Individual Investors.

Dean Taylor - TidewaterInc-Chairman, President and CEO

Hello Al.

Al Rivera - IndividualInvestors - Analyst

Hey, I think the Company’s great. I just am asking, why we didn’t have in the release your CEO, Dean here retiring?

Dean Taylor - TidewaterInc - Chairman, President and CEO

That was the subject of a press release about a month ago, Al.

Al Rivera - IndividualInvestors - Analyst

Okay. So I missed it.

Dean Taylor - TidewaterInc - Chairman, President and CEO

There was no need to duplicate it.

Al Rivera - IndividualInvestors - Analyst

Okay. I didn’t know that. Okay. Yeah, the stock dropped, I thought on that news, and that’s why I was asking. It just seemed to me that it was an odd drop in the stock and I believe it was for that reason. Okay. Thank you very much.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Thank you, Al.

Operator

(Operator Instructions) Your next question comes from the line of Todd Scholl with Clarkson Capital Markets.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Hello Todd.

Todd Scholl - Clarkson Capital Markets - Analyst

Good morning, guys. Congratulations on your retirement, Dean.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Thank you, Todd.

Todd Scholl - Clarkson Capital Markets - Analyst

I just had one question on the - in the Asia-Pacific region, it looks like the deepwater day rates ticked up above $30,000. That was just a little bit surprising to me because I had been under the impression, that market had been a little bit of oversupply, and it seemed like day rates were very strong there for you guys. Was that just a function of maybe getting some one-off spot market contracts, or was there something larger at work there?

Dean Taylor - TidewaterInc - Chairman, President and CEO

Todd, that has to do with vessels going to work in Australia.

Todd Scholl - Clarkson Capital Markets-Analyst

Okay.

Dean Taylor - TidewaterInc - Chairman, President and CEO

And the vessels are large. The contracts are reflective of the size of vessel, and also the Australian labor cost component somewhat is reflected in the day rates as well.

Todd Scholl - Clarkson Capital Markets - Analyst

Okay. Was it just a larger mix, there was a larger amount of vessels working in Australia relative to what you’ve seen typically?

Jeff Platt - TidewaterInc - COO

Todd, we had some big projects that were delayed and didn’t start up until late in the previous quarter. So what you’re seeing is the full effect of the quarter, with those higher day rates in Australia.

Todd Scholl - Clarkson Capital Markets - Analyst

Okay. Thanks. I remember you guys saying that those had been delayed. I didn’t fully understand the impact of that. And also on the dry docking expenses, I think you’ve probably given us as much as you’re going to give us there but I was just curious, could you maybe tell us the number of dry docks that moved from last quarter to the next quarter?

Quinn Fanning - TidewaterInc - EVP and CFO

We historically have not gotten “in the weeds” in terms of what we’re accelerating and deferring.

Todd Scholl - Clarkson Capital Markets - Analyst

Okay. All right. Thanks.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Thank you, Todd.

Operator

And there are no further questions in the queue at this time.

Dean Taylor - TidewaterInc - Chairman, President and CEO

Well, we thank everyone for your participation in the call today. We thank you for your interest in our Company. We wish you God’s blessings and take care. Thank you very much. Bye.

Operator

Thank you, ladies and gentlemen. This does conclude today’s conference call. You may now disconnect.

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